Exhibit 99.2

Cytta Rescinds Merger Agreement with EraStar Inc., Cancels Share Consideration Paid and Returns Control of EraStar Inc. to its Principals

Las Vegas, NV. November 6th 2014 -- Cytta Corp. (OTCQB:CYCA) wishes to advise that it has formally rescinded the Merger Agreement with EraStar Inc. and its Principals.   Accordingly, and by order of the Board all the Merger stock issued by Cytta pursuant to the transaction is cancelled.

Also, since the Merger was halted at a stage where EraStar Inc. had been merged into Cytta’s wholly owned subsidiary, Cytta Merger Sub Inc., Cytta has deliveered100% of the outstanding shares of that entity, now EraStar Inc., to the EraStar Principals who remain EraStar Inc.’s Officers and Directors, and who will from November 5th, 2014 be the shareholders of EraStar, and continue to operate as EraStar Inc. completely separate and apart from Cytta.  The recession was based upon material breaches of the Merger Agreement.

About Cytta Corp.

Cytta Corp. is an open source remote monitoring cellular/WiFi/satellite connectivity platform known for its highly scalable and secure Healthcare telehealth solutions.  We are now offering the Cytta Connect technology to the Oil & Gas industry and will make available our remote data capture highway that connects monitoring devices seamlessly to a cloud-based data repository. Our remote data capture system works over our Special Purpose Network utilizing 4G LTE AT&T domestic and international SIMS, a proprietary smartphone based, Mobile, Satellite, and WiFi open source platform, and cloud-based data repository. The Cytta Connect technology automatically connects all remote monitoring devices to Cytta's cloud-based data repository creating real time communication for the Healthcare/Telehealth and Oil & Gas industries.

Contact:

Mr. Gary Campbell CEO, Director

Mr. Erik Stephansen, President, Director

Office (702) 307-1680

Direct Gary (702) 900 7022

Direct Erik (650) 434 2276

Email: Gary@Cytta.com

            Erik@Cytta.com

Website: Cytta.com

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